Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-38722, 333-39822 and 333-42356 on Form S-8 of Green Mountain Power Corporation of our report dated May 16, 2006 appearing in this Annual Report on Form 11-K of the Green Mountain Power Corporation Employee Savings and Investment Plan and Trust for the year ended December 31, 2005.

/s/McSoley McCoy & Co.
June 27, 2006
South Burlington, Vermont
VT Reg. No. 92-349